REVOLVING CREDIT NOTE $20,000,000 January 31, 2024 For value received, the undersigned, CARDINAL ETHANOL, LLC, an Indiana limited liability company (the “Borrower", promises to pay to the order of FIRST NATIONAL BANK OF OMAHA, a national banking association (the "Lender", which term shall include any subsequent holder hereof), in lawful money of the United States of America, at such address as is required by the Lender, the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00) or, if different, the principal amount outstanding under Section 2.01(a)(i) of the Credit Agreement referred to below. This Revolving Credit Note (the "Note") is the Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Second Amended and Restated Construction Loan Agreement, dated on or about the date hereof, among the Borrower and Cardinal Colwich, LLC, as Borrowers, and the Lender (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the "Credit Agreement"). This Note is a continuation of the Revolving Credit Notes under the Current Credit Agreement, and is not a novation thereof. To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement. Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement. This Note is secured by the Collateral defined in the Credit Agreement and the other Loan Documents and is supported by the Guaranties defined in the Credit Agreement. Reference is hereby made to such Loan Documents for a description of the collateral thereby warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, and the Lender in respect of such security and otherwise. The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Lender, consistent with the terms of the Credit Agreement, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives. Time is of the essence with respect to this Note. To the fullest extent permitted by applicable law, the Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consent to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Lender from time to time in respect of the time of payment or any other provision of this Note. This Note shall be governed by the laws of the State of Nebraska, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written. CARDINAL ETHANOL, LLC Title William Dartt, Chief Financial Officer